UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: December 28, 2006

(Date of earliest event reported)

LENOX GROUP INC

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11908

Delaware	13-3684956
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344

(Address of principal executive offices, including zip code)

(952) 944-5600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

In conjunction with the closing of the sale of 16507 Hunters Green Parkway, Hagerstown, Maryland (the “Property”) as described in Item 7.01 below, Lenox, Incorporated (the “Company”), a wholly owned subsidiary of Lenox Group Inc, entered into an Industrial Building Bond-Type Lease (the “Lease”) on December 28, 2006 with FR Net Lease Co-Investment Program 13, LLC (the “Landlord”) in which the Company has agreed to lease the Property, consisting of approximately 40 acres of land and a distribution center of approximately 506,003 rentable square feet, for a non-terminable primary term of 15 years. The Company will pay annual base rent of $1,922,820.00 with a 2% annual escalation beginning in year two of the Lease. The Company will continue to use the Property for its distribution operation and will be responsible for all operating expenses, including, but not limited to, taxes and insurance on the Property and the cost of services, repairs, maintenance and/or replacements to the Property.

The foregoing description of the Lease is not complete and is qualified in its entirety by reference to the Lease, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. There is no relationship between the Landlord of this Lease and the registrant or its affiliates, other than in respect of the Lease.

Item 7.01  Regulation FD Disclosure

On December 11, 2006, the Company, entered into a Purchase and Sale Agreement (the “Sale Agreement”) with First Industrial Acquisitions, Inc. for the sale of the Property for $27.0 million. (The Company filed an 8-K on December 14, 2006 regarding the Sale Agreement.) On December 28, 2006, the Company closed this transaction and received net proceeds of $26,266,575.18 which have been applied to pay down outstanding debt under the Company’s Term Loan Credit Agreement.

Item 9.01  Exhibits.

(d)	Exhibits

The following exhibit is being filed with this Form 8-K:

10.1. Industrial Building Bond-Type Lease dated December 28, 2006 between FR Net Lease Co Investment Program 13, LLC and Lenox, Incorporated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENOX GROUP INC

/s/ Timothy J. Schugel

Timothy J. Schugel
Chief Financial and Operating Officer

Dated: January 3 , 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Industrial Building Bond-Type Lease dated December 28, 2006 between FR Net Lease Co-Investment Program 13, LLC and Lenox, Incorporated.